Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER

FINANCIAL AND OPERATING RESULTS

Las Vegas, Nevada, April 29, 2019 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2019.

First Quarter 2019 Financial Highlights:

Consolidated Results

•	Consolidated net revenues increased 13% compared to the prior year quarter to $3.2 billion;
•	Consolidated operating income increased 3% compared to the prior year quarter to $370 million;
•	Net income attributable to MGM Resorts of $31 million, compared to net income attributable to MGM Resorts of $223 million in the prior year quarter;
•	Diluted earnings per share of $0.05 in the current quarter compared to diluted earnings per share of $0.38 in the prior year quarter;
•

The current quarter included non-cash income tax charges totaling $0.07 per share on a diluted basis resulting from remeasurement of Macau deferred taxes due to the extension of our sub-concession agreement in Macau, the recording of deferred state taxes resulting from the Empire City Casino transaction and adjustments to our foreign tax credit valuation allowance. The prior year quarter included non-cash income tax benefits totaling $0.17 per share on a diluted basis due to a measurement period adjustment for U.S. Tax Reform and the reversal of Macau shareholder dividend tax accruals; and

•	Consolidated Adjusted EBITDA(1) increased 5% to $740 million in the current quarter compared to $701 million in the prior year quarter.

“The first quarter came in slightly better than our expectations with consolidated net revenues up by 13% and Adjusted EBITDA up 5%,” said Jim Murren, Chairman and CEO of MGM Resorts International. “Our Las Vegas resorts experienced broad and diversified customer demand. Our non-gaming revenues grew by 4%. We had healthy gaming business outside of baccarat, but previously flagged factors such as a very strong baccarat business in the prior year period and a low win rate in the current period led to flat revenues and a 10% decrease in Adjusted Property EBITDA year over year. Our Regional properties performed exceptionally well with 24% growth in Adjusted Property EBITDA, or 9% on a same store basis. MGM Grand Detroit, MGM National Harbor and our Mississippi properties had strong quarters. MGM Cotai continued to ramp and contributed to the 26% growth in Adjusted Property EBITDA at MGM China. During the quarter, we were very pleased to receive the extension to our Macau sub-concession to June 2022. We remain deeply committed to Macau’s continued evolution into an international leisure and tourism destination.”

Mr. Murren continued, “We remain focused on achieving our 2020 targets of $3.6 billion to $3.9 billion in consolidated Adjusted EBITDA and significant growth in free cash flow. Our strategy to achieve these goals includes the continued ramping up of MGM Cotai, Park MGM and MGM Springfield, and the implementation of the MGM 2020 Plan. MGM 2020 is a company-wide initiative aimed at leveraging a more centralized organization to maximize profitability and lay the groundwork for the Company’s digital transformation to drive revenue growth. We are creating a streamlined, nimble organization that empowers leaders to make faster decisions. We are excited about our targeted growth opportunities in Japan, sports betting and interactive initiatives. At the same time, we are maintaining a disciplined approach to capital allocation and creating long term value for shareholders.”

Las Vegas Strip Resorts

•	Net revenues of $1.4 billion in both the current and the prior year quarters; and
•

Adjusted Property EBITDA of $404 million, a 10% decrease compared to $449 million in the prior year quarter, due primarily to a decrease in casino revenue, and Adjusted Property EBITDA margin of 28.3%, a 311 basis point decrease compared to the prior year quarter.

Regional Operations

•

Net revenues increased 21% to $804 million including $78 million in contributions from the opening of MGM Springfield on August 24, 2018 and $37 million in contributions from the acquisition of Empire City Casino on January 29, 2019; and

•

Adjusted Property EBITDA of $207 million, a 24% increase compared the prior year quarter and Adjusted Property EBITDA margin of 25.7% in the current quarter, a 61 basis point increase compared to the prior year quarter.

MGM China

•

Net revenues increased 23% to $734 million including $301 million from a full quarter of operations at MGM Cotai compared to $85 million in the prior year quarter as the property opened on February 13, 2018; and

•

Adjusted Property EBITDA of $191 million, a 26% increase compared to the prior year quarter, reflecting a full quarter of operations and the addition of 25 new-to-market tables on January 1, 2019 at MGM Cotai.

“MGM 2020 is our key focus. We have developed a comprehensive roadmap and we expect to deliver on our 2020 plans and operating model transformation. This re-investment into our business is expected to result in Adjusted EBITDA uplift of $300 million in 2021, compared to when we launched the plan, with phase 1 of $200 million in 2020 and phase 2 of $100 million in 2021. We are making good progress,” said Corey Sanders, Chief Financial Officer of MGM Resorts. “We also continue to be focused on fortifying our balance sheet. Earlier this month, we raised $1 billion of senior notes at very attractive rates and used the proceeds to address our near-term maturities. We remain confident in our goal to get our consolidated net leverage to 3-4x by year end 2020.”

Certain Items Affecting First Quarter Results

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three Months Ended March 31,	2019	2018
Preopening and start-up expenses	$—	$(0.07)
Property transactions, net	(0.01)	(0.01)
Non-operating items from unconsolidated affiliates:
Change in fair value of CityCenter swaps	(0.01)	—

Las Vegas Strip Resorts

Casino revenue for the first quarter of 2019 decreased 13% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts, due primarily to a 17% decrease in table games win.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended March 31,	2019	2018	% change
	(Dollars in millions)
Table Games Drop	$968	$1,040	(7)%
Table Games Win %	23.0%	25.9%
Slots Handle	$3,051	$2,985	2%
Slots Hold %	9.1%	8.8%

Rooms revenue increased 5% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts. Las Vegas Strip Resorts REVPAR(2) increased 3.7% compared to the prior year quarter.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended March 31,	2019	2018	% change
Occupancy %	90%	89%
Average Daily Rate (ADR)	$173	$168	3.5%
Revenue per Available Room (REVPAR)	$155	$150	3.7%

Food and beverage revenue increased 8% at the Company’s Las Vegas Strip Resorts compared to the prior year quarter due primarily to the opening of new outlets at Park MGM and NoMad Las Vegas.

Regional Operations

Casino revenue increased 23% compared to the prior year quarter at the Company’s Regional Operations, due primarily to the opening of MGM Springfield, the acquisition of Empire City Casino, and an increase in slots win at MGM National Harbor.

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended March 31,	2019	2018	% change
	(Dollars in millions)
Table Games Drop	$1,013	$923	10%
Table Games Win %	19.5%	19.6%
Slots Handle	$5,627	$4,913	15%
Slots Hold %	9.2%	9.1%

Food and beverage revenue increased 24% at the Company’s Regional Operations due primarily to the opening of MGM Springfield and the acquisition of Empire City Casino.

MGM China

On March 6, 2019, as part of its regular dividend policy, the Board of Directors of MGM China Holdings Limited (“MGM China”) announced it will recommend a final dividend for 2018 of $16 million to MGM China shareholders subject to approval at the upcoming MGM China 2019 annual shareholders meeting, bringing the total 2018 dividend to $47 million including the interim dividend paid in September of 2018. If approved, MGM Resorts will receive $9 million, representing its 56% share of the dividend.

Key first quarter results for MGM China include:

•

Net revenues of $734 million, a 23% increase compared to the prior year quarter. The current quarter benefited from a full quarter of operations following the opening of MGM Cotai on February 13, 2018 and the addition of 25 new-to-market tables on January 1, 2019 at MGM Cotai, which contributed $301 million of net revenues;

•

Main floor table games win increased 35% compared to the prior year quarter due to a full quarter of operations at MGM Cotai, the addition of new tables discussed above, and a 310 basis point increase in win percentage;

•	VIP table games win increased 2% compared to the prior year quarter due to the opening of VIP junket rooms in the second half of 2018 at MGM Cotai;
•

Adjusted Property EBITDA increased 26% to $191 million compared to $152 million in the prior year quarter. The current quarter included $13 million of license fee expense compared to $10 million in the prior year quarter; and

•	Adjusted Property EBITDA margin was 26.0% in the current quarter compared to 25.5% in the prior year quarter, increasing primarily as a result of the continued ramp up of operations at MGM Cotai.

The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2019	2018	% change
	(Dollars in millions)
VIP Table Games Turnover	$10,011	$9,903	1%
VIP Table Games Win %	3.4%	3.4%
Main Floor Table Games Drop	$1,993	$1,719	16%
Main Floor Table Games Win %	22.3%	19.2%

Corporate Expense

Corporate expense, including normal share-based compensation for corporate employees, was $129 million in the first quarter of 2019, an increase of $30 million compared to the prior year quarter. The current quarter included $20 million in Empire City Casino acquisition costs, primarily related to transfer taxes and advisory fees, $12 million in costs incurred to implement the MGM 2020 Plan, and $3 million in finance modernization initiative costs.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended March 31,	2019	2018
	(In thousands)
CityCenter	$34,849	$27,992
Other	3,900	3,774
	$38,749	$31,766

In March 2019, the Board of Directors of CityCenter Holdings, LLC (“CityCenter”) approved a $180 million dividend consisting of a $116 million special dividend and a $64 million dividend as part of CityCenter’s annual dividend policy. MGM Resorts received $32 million in March 2019 and received the remaining $58 million of its 50% share of the total dividend in April 2019.

Key first quarter results for CityCenter include the following (see schedule accompanying this release for further detail on CityCenter’s first quarter results):

•	Net revenues were $344 million, a 13% increase compared to the prior year quarter, due to an increase in casino, rooms and food and beverage revenues;
•

Casino revenues at Aria increased 27% compared to the prior year quarter, due primarily to a 24% increase in table games win resulting from an increase in table games hold percentage to 26.3% in the current quarter compared to 20.8% in the prior year quarter;

•	REVPAR at Aria increased 6% compared to the prior year quarter to $259;
•	REVPAR at Vdara increased 1% compared to the prior year quarter to $202; and
•	Adjusted EBITDA from resort operations was $116 million, a 25% increase compared to the prior year quarter.

MGM Growth Properties

During the first quarter of 2019, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $205 million and received distributions of $87 million from the MGP Operating Partnership. In March 2019, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.465 per Class A share (an increase of approximately 4% based on a $1.86 dividend on an annualized basis) totaling $42 million, which was paid on April 15, 2019 to holders of record on March 29, 2019. The Company concurrently received a $97 million distribution attributable to its ownership of MGP Operating Partnership units.

In the current quarter, the Company recorded within Management and other operations $68 million in net revenues and $23 million in Adjusted Property EBITDA related to MGP’s Northfield casino.

In April 2019, MGP and MGM Resorts completed the previously announced transaction whereby MGM Resorts acquired the operating assets of the Hard Rock Rocksino Northfield Park from MGP and leased the real property from MGP. MGM Resorts officially rebranded the property as MGM Northfield Park.

MGM Resorts Dividend

On April 29, 2019, the Company’s Board of Directors approved a quarterly dividend of $0.13 per share totaling approximately $70 million. The dividend will be payable on June 14, 2019 to holders of record on June 10, 2019.

Financial Position

The Company’s cash balance at March 31, 2019 was $1.2 billion, which included $432 million at MGM China and $74 million at the MGP Operating Partnership. At March 31, 2019, the Company had $14.9 billion of principal amount of indebtedness outstanding, including $1.1 billion outstanding under its $2.3 billion senior secured credit facility, $2.3 billion outstanding under the $3.6 billion MGP Operating Partnership senior secured credit facility and $2.3 billion outstanding under the $2.7 billion MGM China credit facility.

In April 2019, the Company completed the issuance of $1.0 billion of 5.5% senior notes due 2027. The Company used the net proceeds from the offering to fund the purchase of $639 million in aggregate principal amount of its outstanding 6.75% senior notes due 2020 and $233 million in aggregate principal amount of its outstanding 5.25% senior notes due 2020 through the Company's previously announced cash tender offers.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today which will include a brief discussion of the results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 9675047. A replay of the call will be available through Monday, May 6, 2019. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10130230. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), and property transactions, net. Management utilizes “Adjusted Property EBITDA” as the primary profit measures for its reportable segments and underlying operating segments. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each operating segment, and before rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by related segment net revenues.

Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin information may calculate Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin in a different manner.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release. This presentation also includes references to target financial measures and achievement goals (including targeted Adjusted EBITDA and targeted net leverage), which are not presented as forecasts or projections of expected future performance.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin.

2REVPAR is hotel revenue per available room.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 30 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The 83,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook, the Company’s ability to generate free cash flow growth and further de-lever, and the Company’s ability to deliver on its 2020 targets and goals (including its Adjusted EBITDA targets). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Director of Communications
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Revenues:
Casino	$1,626,346	$1,394,316
Rooms	574,215	539,480
Food and beverage	520,221	455,411
Entertainment, retail and other	344,374	329,750
Reimbursed costs	111,755	103,280
	3,176,911	2,822,237
Expenses:
Casino	902,757	762,649
Rooms	203,994	189,058
Food and beverage	400,239	353,389
Entertainment, retail and other	243,630	226,834
Reimbursed costs	111,755	103,280
General and administrative	525,112	417,890
Corporate expense	129,436	99,509
Preopening and start-up expenses	3,287	66,917
Property transactions, net	8,776	5,898
Depreciation and amortization	316,414	268,822
	2,845,400	2,494,246
Income from unconsolidated affiliates	38,749	31,766
Operating income	370,260	359,757

Non-operating income (expense):
Interest expense, net of amounts capitalized	(216,120)	(167,909)
Non-operating items from unconsolidated affiliates	(18,165)	(9,010)
Other, net	1,693	(1,916)
	(232,592)	(178,835)

Income before income taxes	137,668	180,922
Benefit (provision) for income taxes	(71,511)	85,379
Net income	66,157	266,301
Less: Net income attributable to noncontrolling interests	(34,860)	(42,857)
Net income attributable to MGM Resorts International	$31,297	$223,444
Earnings per share:
Basic	$0.05	$0.39
Diluted	$0.05	$0.38

Weighted average common shares outstanding:
Basic	534,219	564,832
Diluted	537,506	571,970

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,223,404	$1,526,762
Accounts receivable, net	602,602	657,206
Inventories	111,302	110,831
Income tax receivable	18,536	28,431
Prepaid expenses and other	251,291	203,548
Total current assets	2,207,135	2,526,778

Property and equipment, net	21,196,438	20,729,888

Other assets:
Investments in and advances to unconsolidated affiliates	730,996	732,867
Goodwill	2,001,646	1,821,392
Other intangible assets, net	4,046,756	3,944,463
Operating lease right-of-use assets, net	641,912	—
Other long-term assets, net	322,038	455,318
Total other assets	7,743,348	6,954,040
	$31,146,921	$30,210,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$336,586	$302,578
Construction payable	249,289	311,793
Current portion of long-term debt	2,548	43,411
Accrued interest on long-term debt	137,309	140,046
Other accrued liabilities	2,086,946	2,151,054
Total current liabilities	2,812,678	2,948,882

Deferred income taxes, net	1,566,931	1,342,538
Long-term debt, net	14,730,829	15,088,005
Other long-term obligations	208,329	259,240
Operating lease liabilities	510,951	—
Redeemable noncontrolling interest	99,338	102,250
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 537,156,480 and 527,479,528 shares	5,372	5,275
Capital in excess of par value	4,420,463	4,092,085
Retained earnings	2,384,977	2,423,479
Accumulated other comprehensive loss	(24,608)	(8,556)
Total MGM Resorts International stockholders' equity	6,786,204	6,512,283
Noncontrolling interests	4,431,661	3,957,508
Total stockholders' equity	11,217,865	10,469,791
	$31,146,921	$30,210,706

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Bellagio	$338,126	$360,788
MGM Grand Las Vegas	284,748	293,806
Mandalay Bay	225,573	244,565
The Mirage	155,987	145,659
Luxor	94,214	96,751
New York-New York	95,178	96,114
Excalibur	80,875	79,422
Park MGM	94,197	56,257
Circus Circus Las Vegas	59,290	58,742
Las Vegas Strip Resorts	1,428,188	1,432,104
MGM Grand Detroit	154,239	147,535
Beau Rivage	102,792	96,695
Gold Strike Tunica	48,213	41,647
Borgata	184,629	192,441
MGM National Harbor	199,626	188,250
MGM Springfield	77,877	—
Empire City Casino (1)	36,569	—
Regional Operations	803,945	666,568
MGM Macau	433,386	510,870
MGM Cotai	300,818	84,991
MGM China	734,204	595,861
Management and other operations	210,574	127,704
	$3,176,911	$2,822,237

(1)	For the three months ended March 31, 2019, represents net revenues of Empire City Casino for the period January 29-March 31 only.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP RESORTS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Bellagio
Occupancy %	93.6%	93.5%
Average daily rate (ADR)	$294	$286
Revenue per available room (REVPAR)	$276	$268
MGM Grand Las Vegas
Occupancy %	89.8%	91.3%
ADR	$195	$188
REVPAR	$175	$172
Mandalay Bay
Occupancy %	90.9%	85.1%
ADR	$211	$219
REVPAR	$192	$186
The Mirage
Occupancy %	91.3%	90.5%
ADR	$193	$181
REVPAR	$177	$164
Luxor
Occupancy %	93.3%	93.7%
ADR	$121	$120
REVPAR	$113	$112
New York-New York
Occupancy %	92.8%	96.3%
ADR	$161	$154
REVPAR	$149	$149
Excalibur
Occupancy %	89.4%	90.6%
ADR	$106	$103
REVPAR	$95	$93
Park MGM
Occupancy %	86.2%	87.5%
ADR	$156	$132
REVPAR	$135	$116
Circus Circus Las Vegas
Occupancy %	78.7%	78.7%
ADR	$92	$86
REVPAR	$72	$67

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Net income attributable to MGM Resorts International	$31,297	$223,444
Plus: Net income attributable to noncontrolling interests	34,860	42,857
Net income	66,157	266,301
(Benefit) provision for income taxes	71,511	(85,379)
Income before income taxes	137,668	180,922
Non-operating (income) expense:
Interest expense, net of amounts capitalized	216,120	167,909
Other, net	16,472	10,926
	232,592	178,835
Operating income	370,260	359,757
Preopening and start-up expenses	3,287	66,917
Property transactions, net	8,776	5,898
Depreciation and amortization	316,414	268,822
Restructuring	41,098	—
Adjusted EBITDA	$739,835	$701,394

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Bellagio	$116,783	$140,397
MGM Grand Las Vegas	70,674	90,081
Mandalay Bay	55,721	68,783
The Mirage	40,215	32,849
Luxor	29,395	28,989
New York-New York	37,194	36,911
Excalibur	27,031	27,050
Park MGM	13,976	9,203
Circus Circus Las Vegas	12,538	14,891
Las Vegas Strip Resorts	403,527	449,154
MGM Grand Detroit	49,351	46,391
Beau Rivage	27,058	23,075
Gold Strike Tunica	17,126	12,409
Borgata	38,837	43,232
MGM National Harbor	50,389	42,106
MGM Springfield	9,386	—
Empire City Casino (1)	14,427	—
Regional Operations	206,574	167,213
MGM Macau	129,068	145,835
MGM Cotai	61,722	5,916
MGM China	190,790	151,751
Unconsolidated resorts (2)	40,482	31,766
Management and other operations	30,131	7,845
Stock compensation	(16,295)	(15,617)
Corporate	(115,374)	(90,718)
	$739,835	$701,394

(1)	For the three months ended March 31, 2019, represents Adjusted Property EBITDA of Empire City Casino for the period January 29-March 31 only.
(2)	Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Aria	$310,305	$271,881
Vdara	33,215	32,469
	$343,520	$304,350

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Aria
Occupancy %	90.8%	89.3%
ADR	$286	$274
REVPAR	$259	$245
Vdara
Occupancy %	89.8%	91.6%
ADR	$225	$218
REVPAR	$202	$200

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Net income (loss)	$17,972	$(106,067)
Plus: Loss from discontinued operations	—	128,510
Net income from continuing operations	17,972	22,443
Non-operating (income) expense:
Interest expense, net of amounts capitalized	23,254	17,225
Other, net	11,300	(718)
	34,554	16,507
Operating income	52,526	38,950
Property transactions, net	896	(1,046)
Depreciation and amortization	57,504	53,610
Restructuring	3,465	—
Adjusted EBITDA	$114,391	$91,514

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2019	2018
Aria	$105,168	$81,806
Vdara	10,452	10,791
Resort operations	115,620	92,597
Other	(1,229)	(1,083)
	$114,391	$91,514